UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2008

Argo Group International Holdings, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 Pitts Bay Road Pembroke HM 08 Bermuda	P.O. Box HM 1282 Hamilton HM FX Bermuda
(Address, Including Zip Code, of Principal Executive Offices)	(Mailing Address)

Registrant’s telephone number, including area code: (441) 296-5858

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On April 2, 2008, Argo Group International Holdings, Ltd. (“Argo Group”) announced an offer (the “Offer”) to acquire Heritage Underwriting Agency plc (“Heritage”). Under the terms of the Offer, Heritage shareholders will receive, for each Heritage share held, 154 pence in cash on an ex-dividend basis. Heritage shareholders of record on March 28, 2008 will remain entitled to receive the 6 pence per share dividend declared by Heritage on March 11, 2008. The Offer values the entire issued and to be issued ordinary share capital of Heritage at approximately £136 million (on an ex-dividend basis) and approximately £141 million (on a cum dividend basis), assuming the exercise of all outstanding options and the Heritage warrants. The board of directors of Heritage has agreed to recommend to Heritage shareholders that they accept the Offer. Certain Heritage shareholders, including all of the Heritage directors, who collectively own 64% of the existing share capital of Heritage, have agreed to accept the Offer.

The summary of the Offer provided herein is qualified in its entirety by reference to the terms of the Offer, which is attached hereto as Exhibit 99.1. Argo Group issued a press release with respect to the Offer on April 2, 2008, which is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

99.1	Announcement of Recommended Cash Offer on behalf of Argo Group International Holdings, Ltd. for Heritage Underwriting Agency plc
99.2	Press release by Argo Group International Holdings, Ltd., dated April 2, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

	By:	/s/ Mark W. Haushill
Dated: April 3, 2008		Name:	Mark W. Haushill
		Title:	Interim Chief Financial Officer